M
                                                                 Man Investments

                                Man-AHL 130, LLC
                                Account Statement
                              3/1/2010 to 3/31/2010
                                   (Unaudited)

MAN-AHL 130, LLC

                                            STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                                                  20,751,169.15

Capital Additions this Period

Capital Withdrawals this Period                                                                                     (21,414,487.18)

        Net Income (Loss) for the Period                                                                                663,318.03
                                                                                                                    --------------
        End of Period Net Asset Value (3/31/2010)                                                                             0.00
                                                                                                                    --------------
        Rate of Return for the Period Class A Series 1                                                  3.09%

        Rate of Return for the Period Class A Series 2                                                  3.20%

        Rate of Return for the Period Class B Series 1                                                  3.14%

        Rate of Return for the Period Class B Series 2                                                  3.25%


                                            INVESTOR STATEMENT OF INCOME (LOSS)
Income

                Gain (Loss) on Trading of Commodity Futures and Forwards:

                        Realized Gain (Loss) on Closed Futures and Forwards                                           1,886,220.52

                        Change in Unrealized Gain (Loss) on Open Futures and Forwards                                (1,070,773.63)

                Gain (Loss) From Investments in Other Partnerships                                                       40,201.89

                Change in Accrued Commissions                                                                            (9,177.76)

                Miscellaneous Income                                                                                         72.46

                Interest Income                                                                                           3,377.83
                                                                                                                     -------------
                                Total Income                                                                            849,921.31

Expenses


                Miscellaneous Fee Expense                                                                               (52,570.92)

                Management Fee                                                                                          (48,571.98)

                Incentive Fee                                                                                                 0.00

                Other Expenses                                                                                          (85,460.38)
                                                                                                                     -------------
                                Total Expenses                                                                         (186,603.17)
                                                                                                                     -------------
                                Net Income                                                                              663,318.14


                                     STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (3/1/2010)                                                                       20,751,169.15

Capital Contributions this Period

Capital Redeemed this Period                                                                                        (21,414,487.18)

Current Period Net Income (Loss)                                                                                        663,318.03
                                                                                                                     -------------
                        End of Period Net Asset Value Value (3/31/2010)                                                       0.00
                                                                                                                     -------------

                        End of Period Net Asset Value Per Unit Class A Series 1 (3/31/2010)            121.71

                        End of Period Net Asset Value Per Unit Class A Series 2 (3/31/2010)            125.95

                        End of Period Net Asset Value Per Unit Class B Series 1 (3/31/2010)            121.98

                        End of Period Net Asset Value Per Unit Class B Series 2 (3/31/2010)            126.24



     To the best of my knowledge and belief, the information contained in the above report is accurate and complete.


/s/ Alicia Derrah

Alicia Derrah, Vice President, Chief Financial Officer, and Secretary Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC